EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended October 2, 2009

October 2, 2009	Weekly ROR[1]	Month-to-Date ROR[1]	Year-to-Date ROR[1]
Class A Units	-0.4%	-1.3%	-8.5%
Class B Units	-0.4%	-1.3%	-9.0%
Legacy 1 Class Units[2]	-0.4%	-1.3%	-3.0%
Legacy 2 Class Units[2]	-0.4%	-1.3%	-3.1%
GAM 1 Class Units[2]	-0.4%	-1.3%	-1.8%
GAM 2 Class Units[2]	-0.5%	-1.3%	-2.0%
GAM 3 Class Units[2]	-0.5%	-1.3%	-3.1%

S&P 500 Total Return Index[3]	-1.8%	-3.0%	15.7%
Barclays Capital U.S. Long Government Index[3]	1.1%	0.6%	-6.9%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary

Agriculturals/Softs:  Sugar prices rallied last week as heavy rains in Brazil’s major farming regions fostered supply concerns.  Soybean prices declined in excess of 4% as speculators anticipated the biggest soybean harvest in recorded history.

Grant Park’s longer-term trading advisors are predominantly short the agriculturals/softs sector.  Grant Park’s shorter-term trading advisors are also predominantly short the sector.

Currencies:  The U.S. dollar moved higher against major currencies as weaker-than-expected unemployment estimates prompted increased risk aversion among investors.  The Euro weakened against the U.S. dollar last week following comments from key EU officials stating that the policy for the currency would be a topic of discussion at the upcoming G7 meeting.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar.  Grant Park’s shorter-term trading advisors are also predominantly short the U.S. dollar.

Energy:   Natural gas markets moved sharply higher last week as speculators forecasted strong demand due to upcoming cold weather in the U.S.  Crude oil markets also moved higher this week as tensions heightened in the Middle East over short-range missile testing in Iran.

Grant Park’s longer-term trading advisors are predominantly long the energy sector.  Grant Park’s shorter-term trading advisors are predominantly short the sector.

Equities:  Global equity markets generally declined as a result of weak economic data and growing uncertainty regarding the U.S. economy.  Downward pressure in the equity markets was most likely driven by weaker-than-expected U.S. labor data and poor industrial manufacturing reports from Japan and the Eurozone.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income:  Fixed-income prices moved higher as lowered risk appetite resulted in increased demand for safer debt instruments.  Declines in the equity markets also played a role in moving fixed-income prices higher.

Grant Park’s longer-term trading advisors are predominantly long the fixed-income sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Metals:  Copper prices declined last week in response to weakness in the global equity markets.  In the precious metals markets, gold prices moved higher as speculators tried to hedge against intra-week retracements in the U.S. dollar.

Grant Park’s longer-term trading advisors are predominantly long the metals sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.